THE UNITED STATES LIFE INSURANCE COMPANY IN THE CITY OF NEW YORK

PERFORMANCE CAPTURE RIDER

Notwithstanding any provision in the Contract to the contrary, this Rider is a part of the Contract to which it is attached. Should any provision in this Rider conflict with the Contract, the provisions of this Rider will prevail. The manner in which benefits and values are described in the Contract are not modified by this Rider unless indicated herein.

Capitalized terms within this Rider that are not defined in this Rider are defined or otherwise described in the Contract to which this Rider is attached, including any endorsements or other riders attached to such Contract.

TABLE OF CONTENTS

SECTIONS	[PAGE(S)]

Rider Data Page:	[2]

Rider Definitions:	[3]

Rider Provisions:	[4]

USLE-8121 (1/25)	1

RIDER DATA PAGE

STRATEGY ACCOUNT OPTION(S) (available under this Rider):

[1yr S&P 500 10% Buffer with Cap]

[1yr S&P 500 10% Buffer with Participation and Cap]

[6yr S&P 500 10% Buffer with Cap Secure Rate]

[1yr Nasdaq-100 10% Buffer with Trigger Performance]

[1yr Nasdaq-100 Dual Direction 10% Buffer with Cap]

[6yr S&P 500 Dual Direction 10% Buffer with Cap]

Initial Performance Capture Fixed Rate:	[2.00%]

Minimum Performance Capture Fixed Rate:	[1.00%]

Performance Capture Restriction Period:	[Beginning 5 days prior to the Term End Date and ending on the Term End Date]

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RIDER DEFINITIONS

For purposes of this Rider, the following definitions apply.

INITIAL PERFORMANCE CAPTURE FIXED RATE

The Initial Performance Capture Fixed Rate shown on the RIDER DATA PAGE is the rate as of the Contract Date for each strategy.

INTERIM VALUE

The Interim Value is the value of a Strategy Account Option on any day between the Term Start Date and the Term End Date which is calculated at the end of each day. If You exercise the Performance Capture on a Strategy Account Option, the “captured” gain or loss will be based on the Interim Value.

NOTICE FROM US

Notice From Us includes any notice We send to You in writing, which will be sent to Your contact information we have on file unless You request otherwise.

PERFORMANCE CAPTURE

Performance Capture is a feature that allows You to “capture” the Interim Value of a Strategy Account Option prior to the Term End Date.

PERFORMANCE CAPTURE DATE

The Performance Capture Date is the date the Interim Value is “captured” for the applicable Strategy Account Option until the next Contract Anniversary.

PERFORMANCE CAPTURE FIXED RATE

The Performance Capture Fixed Rate is an annual rate of interest that is credited daily to amounts allocated to Performance Captured Strategy Account Option(s) from the Performance Capture Date until the next Contract Anniversary. Each Contract Anniversary, We may declare a new Performance Capture Fixed Rate, subject to the Minimum Performance Capture Fixed Rate shown on the RIDER DATA PAGE, which will not be less than the minimum rate as required by the laws of the State of New York. You will receive a Notice From Us prior to such change.

PERFORMANCE CAPTURE RESTRICTION PERIOD

The Performance Capture Restriction Period shown on the RIDER DATA PAGE is the number of days prior to the Term End Date of the applicable Strategy Account Option(s) when a Request From You to elect Performance Capture can no longer be exercised and changes to existing Performance Capture instructions can no longer be requested.

PERFORMANCE CAPTURED STRATEGY ACCOUNT OPTION

The Performance Captured Strategy Account Option is a Strategy Account Option in which the Performance Capture has been exercised.

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RIDER PROVISIONS

This Rider will establish a Performance Capture feature for the Contract to which it is attached. For the available Strategy Account Option(s) shown on the RIDER DATA PAGE with current allocations, You may exercise the Performance Capture on any day up to the Performance Capture Restriction Period, subject to the provisions set forth in this Rider.

The Performance Capture may be exercised once at different times for each applicable Strategy Account Option during their respective Terms. You may only exercise the Performance Capture for the full Interim Value of a Strategy Account Option. Requests to exercise the Performance Capture feature for a partial amount allocated to a Strategy Account Option will not be accepted. The Performance Capture for each Strategy Account Option may only be exercised once per Term and cannot be applied retroactively or changed or revoked once it has been exercised.

If You exercise the Performance Capture for a Strategy Account Option during a Term, the entire amount allocated to the Strategy Account Option will be captured at the Interim Value calculated as of the end of the Business Day upon which the Performance Capture is exercised. Once You exercise the Performance Capture on a Strategy Account Option, You will not receive any Index Credit for the Performance Captured Strategy Account Option on the Term End Date based on the performance of the Index. Instead, We will credit interest to the Performance Captured Strategy Account Option daily at the applicable Performance Capture Fixed Rate beginning on the Performance Capture Date until the next Contract Anniversary. This may result in a Strategy Account Option Value which may be less than what You would have received from an Index Credit on the Term End Date. The Performance Captured Strategy Account Option will be reduced by the amount of any Withdrawals, including applicable charges, deducted between the Performance Capture Date and the next Contract Anniversary.

The Term End Date for all Performance Captured Strategy Account Option(s) is the next Contract Anniversary.

TERMINATION

This Rider will terminate on the date the Contract terminates.

Signed for the Company to be effective on the Contract Date.

THE UNITED STATES LIFE INSURANCE COMPANY IN THE CITY OF NEW YORK

© The United States Life Insurance Company in the City of New York. All Rights Reserved.

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